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                                                                    EXHIBIT 99.1

                                        [KUPPER PARKER COMMUNICATIONS INC. LOGO]

NEWS RELEASE

Contact: Kupper Parker Communications                FOR IMMEDIATE RELEASE:
         Nicholle Hansel-Middleman                   January 17, 2001
         314-290-2057

           KUPPER PARKER COMMUNICATIONS REPORTS FOURTH QUARTER PROFIT;
                        ANNOUNCES NEW LONDON ACQUISITION

ST. LOUIS, MO - Kupper Parker Communications, Inc. (OTCBB:KPCG), a global marketing communications company, reported results for its fiscal fourth quarter 2000, which ended October 31, 2000.

Fourth quarter revenues increased 9.3 percent to $2,981,829 compared with $2,728,792 for the comparable quarter of 1999. Net income was $43,976, or $.01 per share for the fourth quarter of fiscal 2000 compared with a net loss of $336,737 or ($.09) per share in the same period of fiscal 1999.

Revenues increased 10.9 percent to $12,033,040 for the fiscal year ended October 31, 2000, compared with $10,846,769 for fiscal 1999. KPC made a final contribution to close its Employee Stock Ownership Plan, resulting in a fiscal 2000 expense of $890,656 or $0.18 per share, which created an accounting loss of $448,383 or ($.09) per share for the year.

KPC became public on September 29, 2000 as a result of the reverse acquisition of Greenstone/Roberts Advertising. One month of Greenstone/Roberts' operating results is included in KPC's fiscal year.

"We've entered 2001 with a very strong start on our operating strategy - first, to continue to grow aggressively and second, to operate profitably," stated Bruce D. Kupper, chairman and chief executive officer. "Acquisitions in New York, London and St. Louis, as well as important new business wins, will strengthen our revenue growth. We'll continue to reinvest revenues in people, technology and additional acquisitions in a controlled fashion. This will allow us to build critical mass with as little debt as possible."

ACQUISITIONS EXPAND GEOGRAPHIC AND SERVICE CAPABILITIES
On January 12, 2001, KPC's Board of Directors approved a definitive merger agreement with CGT (UK), a London-based strategic marketing communications agency with a staff of nine and annual gross billings of approximately $6.75 million or (pound)4.5 million. Clients of CGT include First Quench Retailing (Thresher Wine Shops), FLAG Telecom, Telme.com, Hogshead Pub Company (Whitbread plc), Chartered Institute of Marketing,


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Snopake, finance4 professionals and Lillywhites Sports Shops. Key executives of
CGT will continue as KPC executives. (See accompanying news release.)

In the first quarter of fiscal 2001, KPC acquired Chameleon Creative, which resulted in a new operating group, KPC-Chameleon. The agency's interactive capability now comprises 46 designers, programmers, strategists and project managers who develop and deliver interactive media and e-business functionality to clients throughout KPC's domestic and international markets.

During the quarter KPC also completed the acquisition of 12% of Communications in Business (CiB), a London-based marketing communications firm with additional offices in Dusseldorf and Milan. Bruce Kupper has been active in the management and new business development of CiB. CiB is also world headquarters for Confrad International, a worldwide network of independent advertising agencies giving each member agency the access and advantages of a multinational firm.

MAJOR ORGANIZATIONS SELECT KPC
KPC's recent new business wins include:
     - Emerson Motors, a division of St. Louis-based Emerson, a Fortune 500 Company. KPC will handle advertising and public relations.
     - Logicare, a $400 million global-market maker of computer products and components, headquartered in New York with offices in the United Kingdom, Arizona and Massachusetts. KPC will provide advertising, collateral and media placement.
     - Softheon, a New York-based company that develops, sells and licenses, mission critical knowledge and content management technologies. KPC will handle multi-marketing needs, including planning developing and executing comprehensive advertising, PR, events and sales support.

KPC, headquartered in St. Louis, provides a full range of marketing communications services domestically and internationally through its offices and affiliates in St. Louis; Kansas City, Mo.; Louisville, Ky.; Nashville and Memphis, Tenn.; New Orleans; New York; and London, Dusseldorf and Milan. KPC ranks in the top 100 agency brands in the U.S. according to Advertising Age. Based on public relations income, PRWeek ranks KPC among the nation's top 100 public relations firms, and among the top 50 healthcare public relations firms.

More information is located at www.kupperparker.com.

Financial Tables Follow

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KUPPER PARKER COMMUNICATIONS, INC.
INCOME STATEMENT



                                            QUARTER ENDED OCTOBER 31,                          YEAR ENDED OCTOBER 31,
                                ---------------------------------------------    -----------------------------------------------
                                      2000             1999            %              2000               1999             %
                                ----------------  --------------  -----------    --------------    ---------------  ------------
REVENUES                              2,981,829       2,728,792         9.3%        12,033,040         10,846,769         10.9%

OPERATING  EXPENSES:
     Salaries and Benefits:           2,258,764       2,702,335       -16.4%         9,981,015          8,781,833         13.7%
     Office and General:                655,355         542,546        20.8%         2,336,578          2,002,816         16.7%
                                ----------------  --------------                 --------------    ---------------
     Total Operating Expenses         2,914,119       3,244,881       -10.2%        12,317,593         10,784,649         14.2%
                                ----------------  --------------                 --------------    ---------------

     Operating Income (Loss)             67,710        (516,089)         N/A          (284,553)            62,120           N/A

OTHER INCOME (EXPENSE):
     Interest income                     31,763          20,002        58.8%           106,448             67,816         57.0%
     Interest expense                   (16,113)        (14,432)                       (45,365)           (75,226)
                                ----------------  --------------                 --------------    ---------------
                                         15,650           5,570       181.0%            61,083             (7,410)      -924.3%
                                ----------------  --------------                 --------------    ---------------

     Pretax Income (Loss)                83,360        (510,519)         N/A          (223,470)            54,710           N/A

PROVISION FOR TAXES                      39,384        (173,782)         N/A           224,913            113,928           N/A
                                ----------------  --------------                 --------------    ---------------

NET INCOME (LOSS)                        43,976        (336,737)         N/A          (448,383)           (59,218)          N/A
                                ================  ==============                 ==============    ===============


EARNINGS PER SHARE:

     Basic                                 0.01           (0.09)         N/A             (0.09)             (0.01)          N/A
                                ================  ==============                 ==============    ===============

     Diluted                               0.01             N/A          N/A               N/A                N/A           N/A
                                ================  ==============                 ==============    ===============